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EXHIBIT 4.2

                           PD-RX PHARMACEUTICALS, INC.

                           CERTIFICATE OF DESIGNATIONS

                                       OF

              CLASS C 13.25% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                         Pursuant to Section 1032 of the
                General Corporation Act of the State of Oklahoma

         PD-Rx Pharmaceuticals, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Act of the State of Oklahoma (the "Act"), does hereby certify that, pursuant to (i) the authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation, and (ii) the provisions of Section 1032 of the Act, the Board of Directors of the corporation, on January 20th, 1995, duly approved and adopted the following resolutions:

         RESOLVED, that pursuant to the authority vested in the board of Directors by its Certificate of Incorporation (as the same may be further amended from time to time, the "Certificate of Incorporation"), the Board of Directors does hereby create, authorized and provide for the issue of a series of preferred stock of the Corporation, par value $.10 per share, designated as Class C 13.25% Cumulative Convertible Preferred Stock, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

         1. DESIGNATION AND NUMBER. The distinctive designation of such series is "Class C 13.25% Cumulative Convertible Preferred Stock" ("Class C Preferred Stock"), and such series shall consist initially of 500,000 shares.

         2. RANK. Except as otherwise provided herein or in the Certificate of Incorporation the Class C Preferred Stock shall, with respect to rights upon liquidation, dissolution or winding up of the affairs of the Corporation and with respect to dividend and redemption rights, rank equal to the Corporation's Class A 13.25% Cumulative Convertible Preferred Stock, par value $.10 per share ("Class A Preferred Stock") and rank senior to the Corporation's Common Stock, par value $.01 per share ("Common Stock").

         3.       DIVIDENDS.

                  (a) From the date of such shares issuance, holders of outstanding shares of Class C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cash dividends at a rate per annum equal to 13.25% of the Liquidation Preference (as defined in Section 4 hereof) of such shares, payable in arrears on the first day of each month (each such date is hereinafter referred to as a "Dividend Payment Date"); provided, however, that if any such date is a Saturday, Sunday or legal holiday in the State of Oklahoma, then such dividend shall be payable on the first immediately succeeding day which is not a Saturday, Sunday or legal holiday in the State of Oklahoma (a "business day"). Each such monthly dividend shall be fully cumulative and shall accrue commencing immediately, whether or not declared and whether or not the Corporation shall have funds legally available for the payment of such dividends, without interest. Dividends shall accumulate on a daily basis without regard to the occurrence of a Dividend Payment Date or the declaration of any dividend.

                  (b) Dividends on Class C Preferred Stock shall be paid to holders of record as they appear on the stock register of the Corporation at the close of business one (1) week prior to the Dividend Payment Date. All dividends paid with respect to outstanding shares of Class C Preferred Stock shall be paid pro rata to such holders of record based upon the Liquidation Preference of such outstanding shares. If the funds of the Corporation legally available for the payment of dividends shall be insufficient for the payment of the entire amount of the dividends payable on any Dividend Payment Date with respect to the outstanding shares of Class C Preferred Stock, the amount of such legally available funds shall be allocated for the payment of


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dividends with respect to the outstanding shares of Class C Preferred Stock pro rata based upon the Liquidation Preference of such outstanding shares.

                  (c) Dividends on the Class C Preferred Stock shall be entitled to receive the dividends provided for in section 3(a) hereof in preference to and in priority over all dividends upon the Common Stock.

         4. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the issued and outstanding Class C Preferred Stock shall be entitled to receive for each share of Class C Preferred Stock, before any distribution of the assets of the Corporation shall be made to the holders of the Common Stock an amount in cash equal to the sum of (i) $1.00 for each outstanding share of Class C Preferred Stock held by such holder (such per share amount is referred to herein as the "Liquidation Preference") plus (ii) an amount in cash equal to the sum of all accumulated and unpaid dividends on each such share to the date fixed for such distribution. A consolidation or merger of the Corporation, a share exchange, a sale, lease, exchange or transfer of all or substantially all of its assets as an entirety, or any purchase or redemption of stock of the Corporation of any class, shall not be regarded as a "liquidation, dissolution, or winding-up of the affairs of the Corporation" within the meaning of this Section 4. If the assets of the Corporation are insufficient to permit payment in full to the holders of the Class C Preferred Stock of the amount thus distributable, then the entire assets of the Corporation shall be distributed ratably among the holders of the Class C Preferred Stock. After such payment shall have been made in full to the holders of the Class C Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account holders of the Class C Preferred Stock so as to be available for such payment, holders of the Class C Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation and shall have no further rights, and the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

         5. VOTING RIGHTS. Holders of Class C Preferred Stock shall not be entitled to any voting rights, other than voting rights expressly provided herein or by the applicable Oklahoma law. Holders of Class C Preferred Stock will not have the right to vote towards the merger or consolidation of the Corporation provided the surviving or successor company assumes all the obligations of the Class C Preferred Stock; provided, however a vote of 51% of the then outstanding shares of Class C Preferred Stock is required to (i) amend, alter or repeal the preferences or rights of the holders of the Class C Preferred Stock in a manner which adversely affects their rights, (ii) create a Preferred Stock which ranks senior to the Class A Preferred Stock or Class C Preferred Stock, or (iii) create a Preferred Stock ranking on a parity with the Class A Preferred Stock or Class C Preferred Stock as to liquidation rights or dividends unless the consideration received by the Corporation upon the stock's issuance (after payment of all expenses including without limitation underwriting commissions) is equal to or greater than 100% of the liquidation preference of such stock.

         6. CONVERSION PRIVILEGE. Class C Preferred Stock shall be convertible into Common Stock as hereinafter provided and, when so converted, shall be cancelled and retired and shall not be reissued as such:

                  (a) Any holder of the Class C Preferred Stock may at any time or from time to time prior to January 25, 1995, convert such stock into the Common Stock of the Corporation on presentation and surrender to the Corporation of the certificates of the Class C Preferred Stock to be so converted. In no event can Class C Preferred Stock be converted into Common Stock after January 25, 1995. All shares of Common Stock issued upon conversion shall bear a restrictive legend against the public sale or transfer without an effective registration statement or other applicable exemption from the appropriate security laws.

                  (b) Each share of Class C Preferred Stock shall be converted into Common Stock at the conversion rate (the "Conversion Rate") calculated as follows:

----------------------------   -------------------------------------------------
        Years Since
  Class C Preferred Stock       Conversion Ratio of Class C Preferred Stock to
   Was Initially Issued                          Common Stock
----------------------------   -------------------------------------------------
             1                                     1.5 to 1
----------------------------   -------------------------------------------------
             2                                      2 to 1
----------------------------   -------------------------------------------------



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


             3                                      3 to 1
----------------------------   -------------------------------------------------
             4                                      4 to 1
----------------------------   -------------------------------------------------
             5                                      5 to 1
----------------------------   -------------------------------------------------

                  (c) To convert Class C Preferred Stock into Common Stock, the holder thereof shall on any business day surrender to the Corporation the certificate or certificates representing such shares, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at said office of the number of said shares which such holder elects to convert along with a cash payment for the costs of issuing the new certificates. Class C Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of such surrender for conversion, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the date of any conversion, the Corporation shall issue and deliver a certificate or certificates representing the number of shares of Common Stock issuable upon such conversion. In case of the conversion of only a part of the shares of any holder of Class C Preferred Stock, the Corporation shall also issue and deliver to such holder a new certificate of Class C Preferred Stock representing the number of shares of such Class C Preferred Stock not converted by such holder.

         7.       REDEMPTION.

                  (a) The Corporation may, at its sole option, upon the terms and subject to the conditions set forth herein (including, without limitation, the right to convert option set forth in section 6 hereof), redeem for cash, at any time and from time to time, all or part of the outstanding shares of Class C Preferred Stock, at the a redemption price of $1.25 per share, plus, in each case, a cash payment of an amount equal to the sum of all accumulated and unpaid dividends on such shares to the date fixed for redemption by the Board of Directors (a "Redemption Date"); provided, however, in no event shall redemption occur if there are outstanding and unpaid cumulative dividends on Class C Preferred Stock.

                  (b) With respect to any redemption of outstanding shares of Class C Preferred Stock, the aggregate number of shares to be redeemed shall be determined by the Board of Directors, but shall be not less than 20% of the Class C Preferred Stock outstanding at that time. In the case of a redemption of any part of the Class C Preferred Stock, such redemption will be made pro rata among all holders of record of shares of Class C Preferred Stock outstanding on the Redemption Date.

                  (c) If the Corporation shall elect to redeem shares of Class C Preferred Stock pursuant to this Section 7, the Corporation will give notice of such redemption by first class mail or expedited delivery service, postage prepaid, mailed not less than 90 nor more than 120 days prior to the applicable Redemption Date, to each holder of record of shares of Class C Preferred Stock at such holder's address appearing on the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceedings for the redemption of any shares of Class C Preferred Stock to be redeemed, except as to the holder to whom the Corporation failed to give such notice or except as to the holder whose notice was defective. Each such notice or redemption shall state: (i) the Redemption Date; (ii) the total number of shares of Class C Preferred Stock to be redeemed;
(iii) the redemption price per share; (iv) the place, time and manner in which certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed shall cease to accumulate upon such Redemption Date.

                  (d) If the Corporation redeems such shares of Class C Preferred Stock, prior to January 25, 1995, holders of Class C Preferred Stock shall have at least 30 days and no more than 90 days from the Redemption Date by which to notify the Corporation of his election to exercise the conversion rights set forth in Section 6. Such conversion rights on redeemed shares will expire at the close of business on the seventh day preceding the Redemption Date, provided, there is no default in the payment of the redemption price.

                  (e) From and after the later of (i) the Redemption Date or
(ii) 30 days from the date the Corporation gave notice of Redemption Date, no shares of Class C Preferred Stock subject to redemption shall be entitled to any further accrual of any dividends pursuant to Section 3 hereof or to the conversion provisions


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set forth in Section 4 hereof.

         8. CHANGES IN TERMS OF CLASS C PREFERRED STOCK. The terms of the Class C Preferred Stock may not be amended, altered, or repealed.

         9. ADJUSTMENT OF CONVERSION RATE. The Conversion Rate shall be subject to the following adjustments:

                  (a) If the Corporation shall at any time pay a dividend or distribution on all outstanding shares of Common Stock in shares of Common Stock, subdivide all of the outstanding shares of Common Stock into a larger number of shares or combine all of the outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to the record date for any such stock dividend or distribution or the effective date of any such other event shall be proportionately adjusted so the holder of each share of Class C Preferred Stock shall thereafter be entitled to receive upon the conversion of such shares the aggregate number of shares of Common Stock that such holder would have been entitled to receive after the happening of any of the events described above had such shares of Class C Preferred Stock been converted immediately prior to the close of business on such record date or effective date. Such adjustments shall be made successively whenever any event described above shall occur. The adjustments herein provided for shall become effective immediately following the record date for any such stock dividend or distribution or the effective date of any such other event. An adjustment made pursuant to this section 9(a) shall become effective retroactively to the record date in the case of such stock dividend or distribution and shall become effective on the effective date in the case of such subdivision or combination.

                  (b) In the event of any capital reorganization of the Corporation or any reclassification or similar change of outstanding shares of Common Stock (other than as set forth in section 9(a) above), or in the event of the consolidation or merger of the Corporation with or into another corporation or other entity (other than a merger which does not result in any reclassification, conversion, exchange or redemption of outstanding shares of Common Stock), each share of Class C Preferred Stock shall, after such capital reorganization, reclassification, change, consolidation or merger be convertible only into the number of shares of stock or other securities or property, including cash, to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Class C Preferred Stock would have been entitled upon such capital reorganization, reclassification, change, consolidation or merger had such share of Class C Preferred Stock been converted immediately prior to the effective date of such event; and in any case, appropriate adjustments (as determined by the Board of Director), shall be made in the application of the provision herein set forth with respect to the rights and interests thereafter of the holders of the share of the Class C Preferred Stock to the end that the provision set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, so nearly as may reasonable be, in relation to any shares of stock or other securities thereafter deliverable upon the conversion of shares of the Class C Preferred Stock.

                  (c) Whenever the Conversion Rate or terms of conversion are adjusted as herein provided, the Corporation shall forthwith file with the transfer agent for the Class C Preferred Stock a certificate signed by the chief financial officer of the Corporation, stating the adjusted Conversion Rate determined as provide herein. Such certificate shall show in reasonable detail the method of calculation of such adjustment and the facts requiring such adjustment. Whenever the Conversion Rate is adjusted, the Corporation will cause a notice stating the adjustment and the Conversion Rate to be sent by first class mail, postage prepaid, to each holder of record of shares of Class C Preferred Stock at its address appearing on the stock register of the Corporation.

         10.      REGISTRATION RIGHTS.

                  (a) If, at any time and from time to time, the Corporation proposes to register any of its securities on Forms S-1, S-2, S-3, or S-18, or any Forms SB, or any successor forms, under the Securities Act of 1933 (the "Act") and applicable state securities laws (the "State Acts"), the Corporation shall give prompt written notice to each holder of Class C Preferred Stock (or Common Stock into which it has been converted) of the Corporation's intention to do so, and, upon the written request of any such holder made within 30 days after the receipt of any such notice, which written request shall specify the number of shares such holder desires to be registered, the Corporation shall use its reasonable efforts to cause all such shares of such holder to be registered under the Act and State Acts to permit the sale of such shares. Notwithstanding anything contained herein to the


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contrary, the Corporation shall have the right to discontinue any registration of holder's shares at any time prior to the effective date of such registration if the registration of other securities giving rise to such registration is discontinued.

                  (b) If any holder of Class C Preferred Stock shall request inclusion of any shares held by such holder in the registration of other securities of the Corporation and such proposed registration by the Corporation is, in whole or in part, an underwritten Public Offering, and if the managing underwriter determines and advises the Corporation in writing that inclusion in such registration of all proposed securities (including securities being offered by or on behalf of the Corporation and securities covered by requests for registration) would adversely affect the marketability of the offering of the securities proposed to be registered by the Corporation, then the holder of Class C Preferred Stock shall be entitled to participate pro rata with the other holders having similar incidental registration rights with respect to such registration to the extent the managing underwriter determines that such shares may be included without such adverse effect.

                  (c) The Corporation shall pay all expenses incident to its performance of or compliance with the provisions of this Section 9, including without limitation, all registration and filing fees, fees and expenses of compliance with the Act and State Acts, printing expenses, messenger and delivery expenses, fees and disbursements of counsel for the Corporation and all independent public accountants and other persons retained by the Corporation, and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities (excluding underwriting commissions and discounts).

         11. NO IMPLIED LIMITATION. Except as otherwise provided by express provision of the Certificate of Designation, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to classify and reclassify and issue any shares of Preferred Stock and to fix or alter all terms thereof to the full extent provided in the Certificate of Incorporation of the Corporation.

         12. GENERAL PROVISIONS. In addition to the above provisions with respect to the Class C Preferred Stock, such Class C Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the Corporation's Certificate of Incorporation, as may be amended, with respect to Class C Preferred Stock generally.

         13. NOTICES. All notices required or permitted to be given by the Corporation with respect to the Class C Preferred Stock shall be in writing, and if delivered by first class United States Mail, postage prepaid, to the holders of the Class C Preferred Stock, at their last addresses as they shall appear upon the books of the Corporation, such notice shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for redemption, shall not affect the validity of the proceeding for the redemption of any other shares of Preferred Stock.

         14.      DEFAULT.

                  (a) Default is defined in this Section 13 as: (i) the failure by the Corporation for a period of 90 continuous days to make a payment of any dividends on the Class C Preferred Stock, or (ii) events wherein the Corporation itself is involved in or subject to a bankruptcy insolvency, liquidation or reorganization proceeding.

                  (b) Upon the Corporation's default, the holder's of Class C Preferred Stock shall become creditors of the Corporation in an amount equal to the unpaid dividends on the Class C Preferred Stock without further action on their part.

                  (c) The holders of the Class C Preferred Stock may by a 51% vote of the then outstanding shares of Class C Preferred Stock declare the entire unpaid and accumulated dividends due and payable with the power to institute proceedings for collection thereof. The payment by the Corporation of such unpaid and accumulated dividends prior to the rendering of a judgment or decree shall be deemed a waiver by the holders of the Class C Preferred Stock of the default and shall be grounds for dismissal of the collection proceedings.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Class C


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Cumulative Convertible 13.25% Preferred Stock to be duly executed by its
President and attested to by its Secretary, dated as of 20th of January, 1995.

ATTEST:                                        PD-Rx Pharmaceuticals, Inc.
/s/ VICKI CLINGENPEEL                           /s/ ROBERT D. HOLSEY
Name:  Vicki Clingenpeel                 Name: Dr. Robert D. Holsey, D.O.
--------------------------                     -------------------------------
Title: Secretary                               Title: President







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